Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM


         We have issued our report dated March 25, 2004, accompanying the consolidated financial statements and schedules included in the annual report of Ocean Bio-Chem, Inc. on Form 10-K as of December 31, 2003 and for the years ended December 31, 2003 and 2002. We hereby consent to the incorporation by reference of the aforementioned report in the Registration Statement of the Company on Form S-8 filed with the Securities and Exchange Commission ("SEC") on February 2, 2004 (File No. 333-112440) registering the resale of shares issued under the Company's 1991 Incentive Stock Option Plan, 1992 Incentive Stock Option Plan and 1994 Incentive Stock Option Plan.


/s/ Berkovits, Lago and Company, LLP
------------------------------------
Fort Lauderdale, Florida
March 28, 2005